TIMKEN
Where You Turn

The Timken Company
Media Contact: Lorrie Paul Crum
Manager — Global Media and Strategic
Communications
Mail Code: GNW-37
1835 Dueber Avenue, S.W.
Canton, OH 44706 U.S.A.
Telephone: (330) 471-3514
Facsimile: (330) 471-4118
lorrie.crum@timken.com
Investor Contact: Steve Tschiegg
Director — Capital Markets and Investor
Relations
Mail Code: GNE-26
1835 Dueber Avenue, S.W.
Canton, OH 44706 U.S.A.
Telephone: (330) 471-7446
Facsimile: (330) 471-2797
steve.tschiegg@timken.com
For Additional Information:
www.timken.com/media
www.timken.com/investors
Exhibit 99.1
NEWS RELEASE
Timken Realigns to Improve Efficiency, Reduce Costs
•	Targets savings of $30 to $40 million
          CANTON, Ohio: March 2, 2009 — The Timken Company has announced it is realigning its organization to improve efficiency and reduce costs.
          “We are taking actions to align our organization for effectiveness and to right-size our cost structure to increase our competitiveness in today’s global markets,” said James W. Griffith, president and chief executive officer. “As we pursue long-term value creation for our stakeholders, we believe this reorganization will simplify our operating structure, improving our effectiveness in managing through these challenging economic times.”
          The company has targeted pretax savings of $30 to $40 million in annual selling and administrative costs. The company expects implementation of these saving to begin immediately and essentially be completed by the end of the third quarter. The impact of this cost saving initiative was included in the earnings estimate for 2009 the company provided in January. Full-year savings will be achieved in 2010. As the company streamlines its operating structure, it expects to cut its salaried workforce by up to 400 positions in 2009, incurring severance costs of approximately $10 to15 million.
          Over the past 15 months, the company has lowered production and cut its manufacturing workforce by approximately 2,500 positions. Other steps, such as short work weeks and reduced operating hours, have been taken to better align output to demand. Additional permanent adjustments will be made as necessary to right-size capacity to market needs.

The Timken Company
          “We’re balancing capacity through reduced labor and output,” Mr. Griffith said, “Our focus now is to align our administrative and sales functions to be more effective in today’s challenging environment. As we operate with a leaner organization, we will continue to focus on improving profitability and cash flow — as we strengthen the Timken brand across the globe.”
          About The Timken Company
          The Timken Company (NYSE: TKR, http://www.timken.com) keeps the world turning, with innovative friction management and power transmission products and services, enabling our customers to perform faster and more efficiently. With sales of $5.7 billion in 2008, operations in 26 countries and approximately 25,000 employees, Timken is Where You Turn™ for better performance.
          Certain statements in this news release (including statements regarding the company’s estimates and expectations) that are not historical in nature are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, the statements related to the targeted savings and approximate costs of the cost reduction initiative are forward-looking. The company cautions that actual results may differ materially from those projected or implied in forward-looking statements due to a variety of important factors, including the company’s ability to achieve the targeted amount of selling and administrative cost savings, and the level of costs related to this initiative. Additional factors are described in greater detail in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2008, page 44. The company undertakes no obligation to update or revise any forward-looking statement.
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